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                                                                       Exhibit T



                            AGREEMENT TO ISSUE SHARES
                            -------------------------



THIS AGREEMENT is made as of the 1st day of December, 2004.


BETWEEN: NEUROCHEM INC., a Canadian corporation (herein referred to as "NEUROCHEM" or the "CORPORATION");

AND: DR. FRANCESCO BELLINI, executive, of the City of Montreal, Province of Quebec (herein referred to as the "EXECUTIVE").

WHEREAS the Executive is a director and officer of the Corporation and in those capacities is devoting considerable time and effort to the affairs of the Corporation; and

WHEREAS the Corporation wishes to recognize the considerable time and effort the Executive is so devoting to its affairs;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.
     ------------

     For the purposes of this Agreement, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

"ALZHEMED TRANSACTION" has the meaning set out in Section 6(a);

"APPLICABLE LAWS" means all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act (Quebec) as amended, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and the rules of the TSX or any other stock exchange or market upon which the Common Shares are listed or posted for trading;

"BOARD" means the Board of Directors of the Corporation;

"BUSINESS DAY" means any day, other than a Saturday, Sunday or statutory holiday in Montreal, Quebec;

"COMMITTEE" means the Compensation Committee of the Board or such other committee of the Board as may from time to time be responsible for matters relating to executive compensation;


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"COMMON SHARES" means the common shares of the Corporation as constituted at the date hereof or any other shares or other securities into which such shares may have been changed, reclassified, subdivided, consolidated or converted;

"CONFIRMATION LETTER" has the meaning set out in Section 7(b);

"EUROPEAN MARKET" means any two of France, Germany, the United Kingdom, Italy or Spain;

"FIBRILLEX TRANSACTION" has the meaning set out in Section 6(b);

"FINANCING" has the meaning set out in Section 6(c);

"MARKET PRICE" means, in respect of any date, the weighted-average of closing prices per Common Share as reported on the TSX for the 20 days on which Common Shares were traded on the TSX immediately preceding such date. If the Common Shares are not listed and posted for trading on the TSX on the date of determination, the Market Price shall be the value determined by the Committee based on the weighted-average of the closing prices per Common Share on any other stock exchange on which the Common Shares are listed. If the Common Shares are not then listed on any stock exchange, the Market Price shall be determined by the Committee in good faith;

"PERFORMANCE TARGET" means each of the Alzhemed Transaction, the Fibrillex Transaction, the Financing and the Succession Plan;

"RELEVANT MARKET" means any one of the United States, Japan or the European Market;

"REORGANIZATION" means any (i) capital reorganization; (ii) merger; (iii) amalgamation; (iv) offer for Common Shares of the Corporation which, if successful, would entitle the offeror to acquire all of the Common Shares; (v) sale of all or substantially all of the assets of the Corporation; or (vi) an arrangement or other scheme of reorganization;

"SUBJECT SHARES" has the meaning set out in Section 5;

"SUCCESSION PLAN" has the meaning set out in Section 6(d); and

"TSX" means the Toronto Stock Exchange.

2.   CONSTRUCTION.
     -------------

     In this Agreement, unless otherwise expressly stated or the context otherwise requires:

     (a) references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Section of this Agreement;

     (b) references to a "Section" and "Schedule" are references to a Section or Schedule of this Agreement;

     (c) words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders; and


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     (d)  the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof.

3.   SEVERABILITY.
     -------------

     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

4.   GOVERNING LAW.
     --------------

     This Agreement is established under the laws of the Province of Quebec and the rights of all parties and the construction of each and every provision of this Agreement shall be construed according to the laws of the Province of Quebec.

5.   GRANT AND VESTING OF SUBJECT SHARES.
     ------------------------------------

     The Corporation hereby agrees to issue (or deliver, as provided in Section 7.) Common Shares to the Executive on and subject to the terms set out herein. Subject to Section 7, the Executive shall be entitled to receive, without further consideration, Common Shares (the "SUBJECT SHARES") in the number set out in Schedule A upon the execution of this Agreement or upon achievement of the relevant Performance Target, as the case may be.

6.   PERFORMANCE TARGETS.
     --------------------

     The Performance Targets shall be the following:

     (a) the date of closing of a collaboration agreement with a major pharmaceutical company for the development and commercialization of the compound currently known as Alzhemed (NC-758) and/or its back-up and/or next generation molecules covering at least one of the Relevant Markets (the "ALZHEMED TRANSACTION");

     (b) the date of closing of a collaboration agreement with a major pharmaceutical company for the development and commercialization of the compound currently known as Fibrillex (NC-503) and/or its back-up and/or next generation molecules covering at least one of the Relevant Markets (the "FIBRILLEX TRANSACTION");

     (c) the completion of a substantial third party or external equity and/or debt (including convertible debt) financing for the Corporation, whether public or private, not including, however, any equity or other securities issued by the Corporation in connection with the Fibrillex Transaction or the Alzhemed Transaction (the "FINANCING"); and

     (d) the restructuring of the Corporation's management structure and, with the participation of the Committee and with the approval of the Board, formalizing of a


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succession plan for the Corporation including the hiring of a potential successor to the chief executive officer of the Corporation (the "SUCCESSION PLAN").

7.   DELIVERY OF SUBJECT SHARES.
     ---------------------------

     (a) The Subject Shares shall be issued from treasury. Notwithstanding the foregoing, the Subject Shares or any of them may, with the consent of the Executive, also be purchased by the Corporation in the open market.

     (b) Notwithstanding anything to the contrary in this Agreement, no Subject Shares shall be required to be issued (and/or delivered, as the case may be) by the Corporation hereunder unless and until (i) the necessary shareholder and regulatory approvals have been obtained under Applicable Laws; and (ii) the Corporation has received written confirmation from the Executive that a particular Performance Target has been achieved (a "CONFIRMATION LETTER"), as the case may be. The Corporation agrees to use its commercially reasonable efforts to obtain all necessary shareholder and regulatory approvals under Applicable Laws in connection with the issuance from treasury (and/or delivery, as the case may be) of the Subject Shares to the Executive. The Corporation shall comply with all Applicable Laws in connection with the issuance (and/or delivery, as the case may be) of the Subject Shares to the Executive.

     (c) The Corporation shall, subject to Section 7(b), issue and/or deliver to the Executive the Subject Shares as soon as reasonably practicable after receiving all necessary shareholder and regulatory approvals under Applicable Laws and the Confirmation Letter, as the case may be.

     (d) The Subject Shares issued hereunder shall be considered fully paid in consideration for past services rendered that are not less valuable than the fair equivalent the Corporation would have received if the shares had been issued for money.

8.   ADJUSTMENTS.
     ------------

     If the number of outstanding Common Shares shall be increased or decreased or otherwise changed as a result of a Common Share split or consolidation, subdivision, reclassification or recapitalization and not as a result of the issuance of Common Shares for additional consideration or by way of a Common Share distribution in the ordinary course, the Committee may make such adjustments to the number of Subject Shares to be issued and/or delivered, as the case may be, to the Executive in such manner as the Committee and the Executive agree to be equitable or appropriate.

9.   REORGANIZATIONS.
     ----------------

     In the event of a Reorganization or proposed Reorganization, the Committee may make such adjustments or substitutions to the rights granted hereunder as the Committee and the Executive agree to be equitable or appropriate, including (without limitation) adjustments to the aggregate number, class and kind of securities or other consideration that may be issued and/or delivered, as the case may be, under this Agreement, which


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adjustments or substitutions may be conditional upon the completion of the
Reorganization.

10.  NO ADJUSTMENT FOR DECREASE IN VALUE.
     ------------------------------------

     For greater certainty, no additional amount will be paid to the Executive under this Agreement, and no additional Common Shares will be issued (and/or delivered, as the case may be) to the Executive to compensate for a downward fluctuation in the Market Price of the Common Shares, nor will any other form of additional benefit be conferred upon, or in respect of, the Executive for such purpose.

11.  TERMINATION OF EMPLOYMENT AND FORFEITURE.
     -----------------------------------------

     If the Executive ceases to be an officer and director of the Corporation and no longer provides management services to the Corporation directly or through a formal agreement such as the management services agreement currently in place between Picchio International Inc. and the Corporation for any reason other than termination without cause or death or incapacity, all rights granted hereunder shall be immediately forfeited as of the first date on which the Executive is no longer an officer, director or management service provider and the Executive shall not be entitled to receive any Subject Shares pursuant to this Agreement. In the event of the death or incapacity of the Executive or termination of such management services without cause, the Executive or his heirs or other legal representatives, as the case may be, shall be entitled to receive, within 90 days of the death, determination of incapacity or termination, the Subject Shares which are issuable or deliverable, as the case may be, by the Corporation upon the execution of this Agreement and in respect of which the relevant Performance Target has been achieved, if any.

12.  NON-TRANSFERABILITY.
     --------------------

     All rights hereunder, and the payment obligations relating thereto, are for the benefit of the Executive or, in the event of his death, his heirs or other legal representatives, as hereinafter provided. The Executive shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, any such rights and they shall not be subject to execution, attachment or similar process.

13.  MISCELLANEOUS.
     --------------

     (a) Nothing contained herein shall be construed as conferring upon the Executive any right with respect to continuance of employment or continuance as an officer of the Corporation or interfere in any way with the right of the Corporation to terminate the employment or office of the Executive at any time in accordance with applicable law.

     (b) The Executive shall not have, by virtue of this Agreement, any right, title or interest whatsoever in or to the assets of the Corporation. The rights granted hereunder are not Common Shares and will not entitle the Executive to any rights as a shareholder, including (without limitation) voting rights, entitlements to distributions or rights on


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liquidation. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Executive. Notwithstanding the foregoing, the Executive or his or her legal personal representative shall be entitled to enforce his or her right to receive payment of amounts due and owing to him under this Agreement.

     (c) Any decision, interpretation or determination in respect of the administration of this Agreement including the determination of whether a Performance Target has been met and the release of the Executive from his obligation to deliver to the Corporation a Confirmation Letter in respect of any Performance Target, shall be in the exclusive purview of the Board in its sole and absolute discretion and all decisions shall be final and binding on all parties concerned.

     (d) The parties hereto agree to make all necessary public disclosure as may be required by Applicable Laws in respect of the subject matter hereof, including without limitation, following the issuance or delivery, as the case may be, of Subject Shares to the Executive.

     (e) The parties hereto confirm that they have expressly agreed that this Agreement and all other documents relating thereto shall be drawn in the English language. Les parties aux presentes confirment qu'elles ont convenu expressement que cette convention et tous autres documents s'y rapportant soient rediges en anglais.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                                  NEUROCHEM INC.

                                  Per: (signed) Colin Bier
                                       -----------------------------------------
                                       Dr. Colin Bier
                                       Director

                                  Per: (signed) Ronald Nordmann
                                       -----------------------------------------
                                       Ronald Nordmann
                                       Director


                                       (signed) Francesco Bellini
                                       -----------------------------------------
                                       DR. FRANCESCO BELLINI